Exhibit 99.1

Press Release

Financial and Investor Contact:

John R. Potapchuk

631-501-7035

john.potapchuk@gentiva.com

or	Brandon Ballew

770-221-6700

brandon.ballew@gentiva.com

Media Contact:

Scott Cianciulli

Brainerd Communicators

212-986-6667

cianciulli@braincomm.com

Gentiva® Health Services Reports Fourth Quarter and Fiscal 2009 Results

— Issues 2010 Financial Outlook —

ATLANTA, GA, February 18, 2010 — Gentiva Health Services, Inc. (NASDAQ: GTIV), a leading provider of home health and hospice services, today reported fourth quarter and full year fiscal 2009 results.

Highlights for the three and twelve months ended January 3, 2010 are presented as results from continuing operations. This presentation reflects the sale of Gentiva’s respiratory therapy and home medical equipment and infusion therapy businesses in February 2010, which are reported as discontinued operations for all periods presented in this press release.

Fourth quarter 2009 highlights, which reflect 14-weeks of activity compared to 13-weeks in 2008, include:

•

Total net revenues from continuing operations of $310.0 million, an increase of 16% compared to $267.3 million for the quarter ended December 28, 2008. Total net revenues included home health episodic revenues of $235.6 million, up 23% compared to $191.1 million in the comparable 2008 period; and hospice revenues of $19.8 million, up 16% from $17.1 million in the 2008 fourth quarter.

•	Income from continuing operations of $19.0 million, or $0.63 per diluted share compared to net income of $11.9 million or $0.40 per diluted share in the 2008 fourth quarter.

•

Adjusted income from continuing operations of $18.8 million, up 54% compared with the prior year period. Adjusted income from continuing operations, which excludes non-recurring transaction gains and special charges related to restructuring and merger and acquisition activities, was $0.63 per diluted share in the 2009 fourth quarter compared with $0.41 per diluted share in the corresponding period of 2008.

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

•

Earnings before interest, taxes, depreciation and amortization (EBITDA) attributable to continuing operations increased 25% to $34.0 million in the fourth quarter of 2009 as compared to $27.1 million in the fourth quarter of 2008. EBITDA as a percentage of net revenues improved to 11.0% in the fourth quarter of 2009 versus 10.1% in the prior-year period. EBITDA in the 2008 period included restructuring and merger and acquisition costs of $0.6 million.

“Gentiva finished 2009 with strong fourth quarter results, and we have set the stage for solid growth in 2010 as well,” said Gentiva CEO Tony Strange. “We have done that by executing on core strategic initiatives and narrowing our focus to our home health and hospice operations. We enter 2010 with a business that is performing well and a strong balance sheet that gives us the financial flexibility to invest both internally and externally in initiatives that will further solidify our industry leadership.”

Gentiva reported these highlights from continuing operations for the twelve months ended January 3, 2010, reflecting 53-weeks of activity in 2009 compared to 52-weeks in 2008:

•

Net revenues from continuing operations of $1.15 billion versus $1.24 billion in the prior year period. Net revenues in the 2008 period included $232.7 million relating to CareCentrix, of which Gentiva sold a majority ownership interest in September 2008. Excluding the revenue contribution from CareCentrix, Gentiva’s net revenues grew approximately $144 million, or 14%, in the twelve month period ended January 3, 2010. Total net revenues in 2009 included home health episodic revenues of $861.8 million, up 23% compared to $701.2 million in 2008; and hospice revenues of $74.3 million, up 20% from $61.9 million in 2008.

•

Income from continuing operations of $69.8 million, or $2.34 per diluted share, which included (i) a non-recurring pre-tax net gain of $6.0 million or $0.20 per diluted share resulting primarily from the 2009 first quarter sale of certain branch offices that specialized in pediatric home health care services; and, (ii) special pre-tax charges of $2.4 million or $0.05 per diluted share relating to restructuring and merger and acquisition costs. These results compared to income from continuing operations of $151.4 million or $5.15 per diluted share in the 2008 period which included a net gain of $3.72 per diluted share from the sale of CareCentrix and special pre-tax charges of $2.7 million or $0.06 per diluted share relating to restructuring and merger and acquisition costs.

•

Adjusted income from continuing operations of $65.3 million, up 50% compared with the prior year period. On a diluted earnings per share basis, adjusted income from continuing operations in the 2009 period was $2.19 compared with $1.49 in the corresponding period of 2008. Adjusted income from continuing operations excludes non-recurring transaction gains and special charges relating to restructuring and merger and acquisition activities in both periods.

•	EBITDA attributable to continuing operations increased 19% to $125.0 million versus $105.2 million in the prior-year period.

•	Operating cash flow was $105.1 million in the 2009 period compared to $70.7 million in the comparable 2008 period.

For the fourth quarter of 2009, the Company reported net income of $8.7 million or $0.29 per diluted share compared to $12.8 million or $0.43 per diluted share in the fourth quarter of 2008. For the full year, net income was $59.2 million or $1.98 per diluted share in 2009 compared to $153.5 million or $5.21 per diluted share in 2008. These results included non-recurring transaction gains and special charges as discussed above as well as the results from discontinued operations.

At January 3, 2010, the Company reported cash and cash equivalents of $152.4 million and outstanding debt under its credit agreement of $237.0 million.

Results from Discontinued Operations

Results of discontinued operations in 2009 included net revenues of $55.3 million, adjusted EBITDA, excluding asset impairment charges, of $4.4 million and a net loss of $10.6 million or $0.36 per diluted share. The net loss from discontinued operations consisted of an operating loss of $1.0 million or $0.04 per diluted share and a fourth quarter asset impairment charge of $9.6 million or $0.32 per diluted share. For the full year 2008, results of discontinued operations included net revenues of $52.3 million, EBITDA of $8.9 million and net income of $2.0 million or $0.06 per diluted share.

Full-Year 2010 Outlook

Gentiva announced its financial outlook for fiscal 2010. The Company expects net revenues will range between $1.23 billion to $1.26 billion and adjusted net income on a diluted earnings per share basis will range between $2.57 and $2.67. The 2010 estimates exclude the results from the divested businesses and corresponding charges, any future acquisitions and special items.

Gentiva’s outlook is consistent with the past several years of strong episodic revenue growth in the Home Health business. Revenue growth in 2010 is expected to be driven primarily by organic volume growth and expansion of the Company’s innovative specialty programs. Gentiva’s 2010 revenue guidance incorporates the policy and payment updates for Medicare Home Health announced by the Centers for Medicare & Medicaid Services (CMS) on October 30, 2009. These updates to 2010 reimbursement rates include, among other items, a 2.0% market basket update, a 2.5% increase in the Medicare home health base rate resulting from the lowering of total outlier payment targets and a “case mix creep” reduction of 2.75%. Any changes to these published rates resulting from a healthcare reform bill currently being discussed in Washington would likely impact Gentiva’s 2010 outlook.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its fourth quarter and fiscal 2009 results during its conference call and live web cast to be held Thursday, February 18, 2010 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call # 53810847. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. A replay of the call will be available on February 18, beginning at approximately 1 p.m. ET, and will remain available continuously through February 25. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 53810847. Visit http://investors.gentiva.com/events.cfm to access the web cast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is a leading provider of home health and hospice services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)

	4th Quarter		Fiscal Year
	2009	2008	2009	2008
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Statements of Income
Net revenues	$310,024	$267,262	$1,152,460	$1,239,536
Cost of services sold	149,173	130,483	553,530	682,024

Gross profit	160,851	136,779	598,930	557,512
Selling, general and administrative expenses	(131,165)	(113,778)	(490,866)	(468,582)
Gain on sale of assets and business, net	251	61	5,998	107,933
Interest income	732	1,012	3,037	2,290
Interest expense and other	(1,346)	(3,501)	(9,211)	(19,377)

Income from continuing operations before income taxes and equity in net earnings from affiliate	29,323	20,573	107,888	179,776
Income tax expense	(10,603)	(8,633)	(39,164)	(28,295)
Equity in net earnings of affiliate	293	(55)	1,072	(35)

Income from continuing operations	19,013	11,885	69,796	151,446
Discontinued operations, net of tax	(10,353)	926	(10,614)	2,004

Net income	$8,660	$12,811	$59,182	$153,450

Earnings per Share
Basic earnings per share:
Income from continuing operations	$0.65	$0.41	$2.40	$5.30
Discontinued operations, net of tax	(0.36)	0.03	(0.37)	0.07

Net income	$0.29	$0.44	$2.03	$5.37

Weighted average shares outstanding	29,353	28,845	29,103	28,578

Diluted earnings per share:
Income from continuing operations	$0.63	$0.40	$2.34	$5.15
Discontinued operations, net of tax	(0.34)	0.03	(0.36)	0.06

Net income	$0.29	$0.43	$1.98	$5.21

Weighted average shares outstanding	30,225	29,861	29,822	29,439

Condensed Balance Sheets

	Jan 3, 2010	Dec 28, 2008
ASSETS
Cash and cash equivalents	$152,410	$69,201
Accounts receivable, net (A)	182,192	177,201
Deferred tax assets	17,205	11,933
Prepaid expenses and other current assets	13,904	13,141
Current assets held for sale	2,549	—

Total current assets	368,260	271,476

Long-term investments	—	11,050
Note receivable	25,000	25,000
Investment in affiliate	24,336	23,264
Fixed assets, net	65,913	63,815
Intangible assets, net	251,793	250,432
Goodwill	299,534	308,213
Non-current assets held for sale	8,689	—
Other assets	24,410	20,247

Total assets	$1,067,935	$973,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,982	$8,027
Payroll and related taxes	23,463	17,869
Deferred revenue	36,359	32,976
Medicare liabilities	7,525	6,680
Obligations under insurance programs	41,636	39,628
Other accrued expenses	47,045	40,895
Current portion of long-term debt	5,000	—

Total current liabilities	170,010	146,075
Long-term debt	232,000	251,000
Deferred tax liabilities, net	73,259	64,262
Other liabilities	21,503	17,189
Shareholders’ equity	571,163	494,971

Total liabilities and shareholders’ equity	$1,067,935	$973,497

Common shares outstanding	29,480	28,864

(A)	Accounts receivable, net included an allowance for doubtful accounts of $9.3 million and $8.2 million at January 3, 2010 and December 28, 2008, respectively. Accounts receivable, net included $10.2 million at January 3, 2010 and $8.8 million at December 28, 2008 relating to discontinued operations; such receivables were retained by the Company following the disposition of the respiratory therapy and home medical equipment and infusion therapy businesses in February 2010.

(in 000’s)

	Fiscal Year
Condensed Statements of Cash Flows	2009	2008
	(53 weeks)	(52 weeks)
OPERATING ACTIVITIES:
Net income	$59,182	$153,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,796	22,044
Amortization of debt issuance costs	1,335	1,753
Provision for doubtful accounts	9,958	11,010
Equity-based compensation expense	5,182	5,757
Windfall tax benefits associated with equity-based compensation	(1,683)	(2,227)
Realized loss on auction rate securities	1,000	—
Write-down of goodwill associated with discontinued operations	9,611	—
Gain on sale of assets and business, net	(5,998)	(107,933)
Equity in net earnings of affiliate	(1,072)	35
Deferred income taxes	3,103	14,127
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(14,556)	(25,555)
Prepaid expenses and other current assets	(4,949)	(2,118)
Current liabilities	20,246	(750)
Other, net	953	1,107

Net cash provided by operating activities	105,108	70,700

INVESTING ACTIVITIES:

Purchase of fixed assets	(24,857)	(24,004)
Proceeds from sale of assets and business, net of cash transferred	6,800	83,160
Acquisition of businesses, net of cash acquired	(11,175)	(60,736)
Purchases of short-term investments available-for-sale	—	(28,000)
Sale of short-term investments available-for-sale	12,000	46,250
Withdrawal from restricted cash	—	22,014

Net cash (used in) provided by investing activities	(17,232)	38,684

FINANCING ACTIVITIES:

Proceeds from issuance of common stock	13,338	11,547
Windfall tax benefits associated with equity-based compensation	1,683	2,227
Borrowings under revolving credit facility	—	24,000
Home Health Care Affiliates debt repayments	—	(7,420)
Debt issuance costs	—	(557)
Repayments under the Company’s term loan	(14,000)	(83,000)
Repurchases of common stock	(4,813)	—
Repayment of capital lease obligations	(875)	(1,147)

Net cash used in financing activities	(4,667)	(54,350)

Net change in cash and cash equivalents	83,209	55,034
Cash and cash equivalents at beginning of year	69,201	14,167

Cash and cash equivalents at end of year	$152,410	$69,201

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$8,599	$21,081
Income taxes paid	$32,389	$10,561

(in 000’s)

Supplemental Information (1)	4th Quarter		Fiscal Year
	2009	2008	2009	2008
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Segment Information (2)(5)
Net revenues
Home Health	$290,218	$250,179	$1,078,126	$946,645
Hospice	19,806	17,083	74,334	61,857
CareCentrix	—	—	—	232,717
Intersegment revenues	—	—	—	(1,683)

Total net revenues	$310,024	$267,262	$1,152,460	$1,239,536

Operating contribution (6)
Home Health	$53,286	$45,894	$195,018	$166,775
Hospice	3,259	704	11,118	3,845
CareCentrix (7)	—	—	—	18,074

Total operating contribution	56,545	46,598	206,136	188,694
Corporate administrative expenses	(22,574)	(19,487)	(81,185)	(83,449)
Gain on sale of assets and business, net	251	61	5,998	107,933
Depreciation and amortization	(4,285)	(4,110)	(16,887)	(16,315)
Interest expense, net (8)	(614)	(2,489)	(6,174)	(17,087)

Income from continuing operations before income taxes and equity in net earnings from affiliate	$29,323	$20,573	$107,888	$179,776

	4th Quarter		Fiscal Year
	2009	2008	2009	2008
Net Revenues by Major Payer Source:
Medicare
Home Health	$212,288	$176,508	$782,492	$648,022
Other	18,472	15,645	68,815	56,173

Total Medicare	230,760	192,153	851,307	704,195
Medicaid and local government	22,264	29,770	94,181	122,526
Commercial Insurance and Other:
Paid at episodic rates	23,337	14,544	79,284	53,183
Other	33,663	30,795	127,688	359,632

Total commercial insurance and other	57,000	45,339	206,972	412,815

Total net revenues	$310,024	$267,262	$1,152,460	$1,239,536

A reconciliation of EBITDA to Net income - As Reported amounts follows: (3)

	4th Quarter		Fiscal Year
	2009	2008	2009	2008
EBITDA (6)	$33,971	$27,111	$124,951	$105,245
Gain on sale of assets and business, net	251	61	5,998	107,933
Depreciation and amortization	(4,285)	(4,110)	(16,887)	(16,315)
Interest expense, net (8)	(614)	(2,489)	(6,174)	(17,087)

Income from continuing operations before income taxes and equity in net earnings from affiliate	29,323	20,573	107,888	179,776
Income tax expense (9)	(10,603)	(8,633)	(39,164)	(28,295)
Equity in net earnings of affiliate	293	(55)	1,072	(35)

Income from continuing operations	19,013	11,885	69,796	151,446
Discontinued operations, net of tax (4)	(10,353)	926	(10,614)	2,004

Net income - As Reported	$8,660	$12,811	$59,182	$153,450

Notes:

1)	Basis of Presentation and Comparability between Reporting Periods – The presentation format in the accompanying financial statements and supplemental information has changed as compared to prior earnings releases. The principal changes involve (A) the classification of the results of the respiratory therapy and home medical equipment (“HME”) and infusion therapy (“IV”) businesses as discontinued operations as more fully described in Note 4 and (B) the composition of segment information and the classification of corporate administrative expenses as more fully described in Note 5. Previously reported quarterly and full year results have been restated to conform to the current period’s presentation format.

In addition, there are various items that affect the comparability of reported results between the 2008 and 2009 periods. These items include the following:

•

2008 full year results reflect CareCentrix activity, including net revenues of $232.7 million, EBITDA of $12.4 million and a gain on the September 2008 sale of a majority ownership interest in this business of $107.9 million. 2009 quarterly and full year results reflect Gentiva’s equity in the net earnings of CareCentrix as well as interest income on the CareCentrix note receivable. See Note 7.

•

Due to the 2009 first quarter sale of certain branch offices that specialized primarily in pediatric home health care services, net revenues were lower by $6 million for the 2009 fourth quarter and $20 million for the 2009 year as compared to the prior year periods. 2009 full year results reflect a pre-tax gain of $6.0 million or $0.20 per diluted share relating to the sale of the pediatric branches and other assets.

•	In comparing the 2008 and 2009 reporting periods, incremental net revenues related to acquired businesses approximated $4 million in the fourth quarter and $21 million for the full year of 2009.

•

Special charges relating to restructuring and merger and acquisition activities were $0.06 per diluted share in 2008 and $0.05 per diluted share in 2009. These charges were $600,000 or $0.01 per share in the 2008 fourth quarter while there were no special charges in the fourth quarter of 2009.

•

The 2009 fourth quarter includes 14 weeks of activity while the full year 2009 has 53 weeks compared to 13 weeks and 52 weeks, respectively, in the 2008 periods. These differences stem from the Company’s policy of ending each fiscal year on the Sunday nearest to December 31st. As a result of the extra week, the 2009 reporting periods included about $20 million of incremental net revenues which has a positive impact on the comparison to prior periods of approximately 7.5 percent for the quarter and 1.5 percent for the year. The incremental profitability resulting from the extra week was marginal due to the impact of vacation pay and temporary help during the holiday season.

Furthermore, the 2008 fourth quarter and fiscal year reporting periods include the impact of the reclassifications to reduce Hospice (i) net revenues and (ii) cost of services sold by approximately $2.2 million and $8.6 million, respectively, relating to the reimbursement of nursing home room and board charges for hospice patients. This reclassification conforms to the current year presentation.

2)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate administrative expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.

3)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

4)	In February 2010, the Company consummated the sale of its HME and IV businesses to a subsidiary of Lincare Holdings, Inc. (Nasdaq: LNCR). The financial results of these two operating segments are reported as discontinued operations in the accompanying condensed consolidated financial statements. HME and IV net revenues and operating results for the periods presented were as follows (dollars in thousands):

	4th Quarter		Fiscal Year
	2009	2008	2009	2008
Net revenues	$15,105	$13,513	$55,281	$52,328

Income (loss) before income taxes	$(10,759)	$1,458	$(11,164)	$3,154
Income tax (expense) benefit	406	(532)	550	(1,150)

Discontinued operations, net of tax	$(10,353)	$926	$(10,614)	$2,004

Capital expenditures related to discontinued operations amounted to $5.8 million and $5.1 million for fiscal years 2009 and 2008, respectively. Depreciation and amortization expense relating to discontinued operations amounted to $1.8 million and $5.9 million for the fourth quarter and fiscal year 2009, respectively, and $1.4 million and $5.7 million for the fourth quarter and fiscal year 2008, respectively.

For the fourth quarter and fiscal year of 2009, loss before income taxes included an asset impairment charge of $9.6 million relating to the write-down of goodwill associated with these businesses. There was no income tax benefit recorded in connection with the goodwill write-down.

The condensed balance sheet as of January 3, 2010 reflects the classification of certain assets of these businesses as held for sale and presents the debt repayment required for lenders approval of the transaction as a current liability.

The Company expects to record additional losses of between $2 million and $3 million as discontinued operations in 2010 in connection with various lease costs and severance payments resulting from the sale of the HME and IV businesses.

5)	The Company adopted changes to its presentation of segment information in the fourth quarter of 2009. The changes involve (i) the classification of HME and IV operating segment results as discontinued operations, (ii) the reclassification of results of the Company’s consulting business from All Other to the Home Health segment and (iii) the classification of certain administrative support functions that had previously been allocated among the Company’s operating segments to corporate administrative expenses. As a result, the Company’s segment information now reflects two reportable segments: Home Health and Hospice. Prior quarterly and full year information has been restated to conform to the new presentation. Trend information for the reportable segments and corporate administrative expenses is presented below (dollars in thousands):

	2009
	Q1	Q2	Q3	Q4	FY
Home Health segment:
Revenue	$258,754	$266,587	$262,567	$290,218	$1,078,126
Operating contribution	$45,713	$51,608	$44,411	$53,286	$195,018

Hospice segment:
Revenue	$17,610	$18,251	$18,667	$19,806	$74,334
Operating contribution	$1,981	$2,723	$3,155	$3,259	$11,118

Corporate administrative expenses	$20,635	$19,943	$18,033	$22,574	$81,185

	2008
	Q1	Q2	Q3	Q4	FY
Home Health segment:
Revenue	$218,087	$237,924	$240,455	$250,179	$946,645
Operating contribution	$34,601	$43,570	$42,710	$45,894	$166,775

Hospice segment:
Revenue	$13,962	$14,375	$16,437	$17,083	$61,857
Operating contribution	$1,258	$1,153	$730	$704	$3,845

Corporate administrative expenses	$19,956	$21,963	$22,043	$19,487	$83,449

6)	Operating contribution and EBITDA for the fiscal year of 2009 included special charges of $2.4 million. For the fourth quarter and fiscal year of 2008, operating contribution and EBITDA included special charges of $0.6 million and $2.7 million, respectively. The special charges, which included restructuring and integration costs and costs and professional fees associated with merger and acquisition activities, were reflected as follows for segment reporting (dollars in millions):

	4th Quarter		Fiscal Year
	2009	2008	2009	2008
Home Health	$—	$0.1	$1.4	$0.4
Corporate administrative expenses	—	0.5	1.0	2.3

Total	$—	$0.6	$2.4	$2.7

7)	Fiscal 2008 operating contribution for CareCentrix, in which the Company sold a majority ownership interest on September 25, 2008, was comprised of the following (dollars in thousands):

Fiscal Year 2008
Gross profit	$42,539
Selling, general and administrative expenses	(24,850)
Add: depreciation	385

Operating contribution	$18,074

In addition, corporate administrative expenses for the year 2008 included $5.7 million associated with support services for the CareCentrix business.

8)	Interest expense, net for fiscal year 2009 included realized losses on auction rate securities of approximately $1.0 million.

9)	The Company’s effective tax rate relating to its continuing operations was 36.2% and 36.3% for the fourth quarter and fiscal year 2009, respectively, and 42.0% and 15.7% for the fourth quarter and fiscal year 2008, respectively.

During fiscal year 2008, the Company recorded a pre-tax gain, net of transaction costs, of $107.9 million and an income tax benefit of approximately $1.6 million relating to the sale of a majority interest in its CareCentrix unit. The CareCentrix transaction generated a capital loss carryforward for federal tax purposes. During fiscal year 2009, the Company recorded a pre-tax gain, net of transaction costs, of $6.0 million relating primarily to the sale of several branch offices that specialized in pediatric home health care services. There was no income tax expense relating to the gain on sale of assets in 2009 due to the utilization of a capital loss carryforward. Excluding the impact of the non-recurring gains, the Company’s effective tax rate relating to its continuing operations would have been 38.4% for fiscal year 2009 and 41.6% for fiscal year 2008.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 28, 2008.

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